Exhibit 99.1

Rexahn Announces 1-for-10 Reverse Stock Split

ROCKVILLE, Md., April 13, 2017 – Rexahn Pharmaceuticals, Inc. (NYSE MKT: RNN), a clinical stage biopharmaceutical company developing innovative, targeted therapeutics for the treatment of cancer, today announced that it will implement a 1-for-10 reverse stock split of outstanding shares of the Company’s common stock, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock. The Company expects that the reverse stock split will be effective on May 5, 2017 upon the filing and effectiveness of a Certificate of Amendment to the Company’s Certificate of Incorporation, and that trading of the Company’s common stock on the NYSE MKT will begin on a split-adjusted basis at the opening of trading on May 5, 2017. The authorized share reduction will be effective concurrently with the reverse stock split. As a result of the reverse stock split, each 10 shares of issued common stock will be converted into one share of common stock. Shareholders will receive cash in lieu of any fraction of a share that they would otherwise be entitled to receive as a result of the reverse stock split.

Peter D. Suzdak, Ph.D., Chief Executive Officer commented, “I want to thank our shareholders for their continued support of Rexahn. Our board has determined that this is an appropriate time to implement a reverse split and we believe that it will enhance the appeal of our common stock to the financial community, including institutional investors and the general investing public. The continued commitment of our shareholders has allowed us to progress the clinical development of our targeted therapies for the treatment of cancer patients. Rexahn’s clinical development candidates, RX-3117 with ongoing Phase IIa clinical trials in metastatic pancreatic cancer and metastatic muscle invasive bladder cancer, Supinoxin™ with an ongoing Phase IIa clinical trial in  patients with metastatic triple negative breast cancer and Archexin® with an ongoing Phase IIa clinical trial in patients with metastatic renal cell carcinoma, have shown promise in early clinical trials and we look forward to reporting on additional Phase IIa clinical data from these trials during 2017.”

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals Inc. (NYSE MKT: RNN) is a clinical stage biopharmaceutical company dedicated to developing novel, best-in-class therapeutics for the treatment of cancer. The Company’s mission is to improve the lives of cancer patients by developing next generation cancer therapies that are designed to maximize efficacy while minimizing the toxicity and side effects traditionally associated with cancer treatment. Rexahn’s product candidates work by targeting and neutralizing specific proteins believed to be involved in the complex biological cascade that leads to cancer cell growth. Preclinical studies show that certain of Rexahn’s product candidates may be effective against multiple types of cancer, drug resistant cancer and difficult-to-treat cancers, and others may augment the effectiveness of current FDA-approved cancer treatments. The Company has a broad oncology pipeline that includes three anti-cancer compounds currently in clinical development: Supinoxin™, RX-3117, and Archexin®, and a novel nanopolymer-based drug delivery platform technology that may increase the bio-availability of FDA-approved chemotherapies. For more information about the Company and its oncology programs, please visit www.rexahn.com.

Safe Harbor

To the extent any statements made in this press release deal with information that is not historical, these are forward looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the timing and effectiveness of the reverse stock split and the authorized share reduction, statements about the objectives of the reverse stock split, and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, understandings and beliefs regarding the role of certain biological mechanisms and processes in cancer; drug candidates being in early stages of development, including in pre-clinical development; the ability to initially develop drug candidates for orphan indications to reduce the time-to-market and take advantage of certain incentives provided by the U.S. Food and Drug Administration; and the ability to transition from our initial focus on developing drug candidates for orphan indications to candidates for more highly prevalent indications. In addition, there can be no assurance that Rexahn will be able to implement the reverse stock split or that the reverse stock split, if implemented, will result in a sustained increased stock price or increased interest and trading in Rexahn’s common stock. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
LifeSci Advisors, LLC
Matthew P. Duffy
(212)-915-0685
matthew@lifesciadvisors.com